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Exhibit 23.2

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

June 3, 2013

Forest Oil Corporation
707 Seventeenth Street
Suite 3600
Denver, Colorado  80202

Ladies and Gentlemen:

        We hereby consent to the use of our name and the information regarding our review of Forest Oil Corporation ("Forest")'s estimates of reserves in the section Independent Audit of Reserves of the Annual Report on Form 10-K of Forest Oil Corporation for the year ended December 31, 2012, to references to our firm, and to the incorporation by reference thereof into Forest's Registration Statement on Form S-4, in the context in which they appear (including any amendments thereto).

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

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  Exhibit 23.2
DEGOLYER AND MACNAUGHTON 5001 SPRING VALLEY ROAD SUITE 800 EAST DALLAS, TEXAS 75244